EXHIBIT 1
                                                                       ---------

                             STOCK OPTION AGREEMENT
                             ----------------------

           STOCK OPTION AGREEMENT, dated March 5, 2000, by and between Loronix Information Systems, Inc., a Nevada corporation (the "Company"), and Comverse Technology, Inc., a New York corporation ("Parent").

           WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Comverse Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement), which provides that, among other things, upon the terms and subject to the conditions thereof, Sub will be merged with the Company; and

           WHEREAS, as a condition to Parent's and Sub's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and in order to induce Parent to enter into the Merger Agreement, the Company has so agreed, to grant to Parent an option with respect to certain shares of the Company's common stock on the terms and subject to the conditions set forth herein.

           NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

           1. GRANT OF OPTION. The Company hereby grants Parent an irrevocable option (the "Stock Option") to purchase up to 1,020,000 shares of common stock, $0.001 par value per share, of the Company (the "Company Common Stock"), or such other number of shares of Company Common Stock as equals 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise of the Stock Option, in the manner set forth below, at a price of $43.79 per share (the "Exercise Price"), payable, at Parent's option, either (a) in cash or (b) in shares of Parent Common Stock, in each case, in accordance with Section 4 hereof.

           2. EXERCISE OF OPTION. (a) The Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time after the Merger Agreement is terminated pursuant to Section 8.3(a) or 8.4(a) ( a "Trigger Event").

           In the event Parent wishes to exercise the Stock Option, Parent shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of shares of Company Common Stock it wishes to purchase. Each closing of a purchase of shares of Company Common Stock (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing.

           (b) The Stock Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to Section 8.2, 8.3 or 8.4

NY2:\888369\01
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thereof, other than a termination as a result of the occurrence of a Trigger
Event; or (ii) 180 days following any termination of the Merger Agreement as the result of the occurrence of a Trigger Event (or if, at the expiration of such 180 day period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (ii) later than 270 days after the date of termination of the Merger Agreement).

           (c) Notwithstanding the foregoing, the Stock Option may not be exercised if Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement.

           3. CONDITIONS TO CLOSING. The obligation of the Company to issue shares of Company Common Stock to Parent hereunder is subject to the conditions (which, other than the conditions described in clauses (i) and (ii) below, may be waived by the Company in its sole discretion) that (i) all waiting periods, if any, under the HSR Act applicable to the issuance of shares of Company Common Stock hereunder shall have expired or have been terminated, and all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal administrative agency or commission or other federal governmental authority or instrumentality, if any, required in connection with the issuance of shares of Company Common Stock hereunder shall have been obtained or made, as the case may be; (ii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (iii) such shares shall have been approved for listing on the Nasdaq National Market ("Nasdaq") upon official notice of issuance.

           4. CLOSING. At any Closing, (a) the Company will deliver to Parent a single certificate in definitive form representing the number of shares of the Company Common Stock designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent, Sub or such other affiliate of Parent as Parent shall designate in the Exercise Notice and shall bear the legend set forth in Section 11, and (b) Parent will deliver to the Company the aggregate Exercise Price for the shares of the Company Common Stock so designated and being purchased at such Closing by (x) wire transfer of immediately available funds, (y) a certificate or certificates representing the number of shares of Parent Common Stock issuable in consideration thereof or (z) any combination of such funds and Parent Common Stock. For the purposes of this Agreement, the number of shares of Parent Common Stock to be delivered to the Company shall be equal to the number of shares of the Company Common Stock with respect to which the Stock Option is being exercised multiplied by an amount equal to (i) $43.79 divided by (ii) the average of the closing sale prices of shares of Parent Common Stock on the Nasdaq National Market for the five trading days immediately preceding the date the Exercise Notice is delivered to the Company.

           5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the


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corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (d) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Stock Option, and at all times from the date hereof through the expiration of the Stock Option will have so reserved, such number of unissued shares of Company Common Stock equal to not less than 19.9% of the shares of Company Common Stock then outstanding, all of which shares, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of such shares of Company Common Stock to Parent upon exercise of the Stock Option, such shares shall be validly issued, fully paid and non-assessable and Parent will acquire valid title to all of such shares, free and clear of any and all Liens of any nature whatsoever; (f) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not
(1) violate the certificate of incorporation or by-laws of the Company, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to the Company or by which it or any of its assets or properties is bound or affected, or (3) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the property or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its assets or properties is bound or affected (except, in the case of clauses (2) or (3) above, for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company); (g) the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for pre-merger notification requirements of the HSR Act; and (h) any shares of Parent Common Stock acquired by the Company pursuant to this Agreement will not be acquired by the Company with a view toward the public distribution or resale thereof in any manner which would be in violation of applicable securities laws.

           6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations


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hereunder; (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Parent in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (d) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not (1) violate the certificate of incorporation or by-laws of Parent, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Parent or by which it or any of its properties or assets is bound or affected or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any of the property or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets is bound or affected (except, in the case of clauses (2) and (3) above, for violations, breaches, or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Parent); (e) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for pre-merger notification requirements of the HSR Act; (f) any shares of the Company Common Stock acquired upon exercise of the Stock Option will be, and the Stock Option is being, acquired by Parent for its own account and not with a view to the public distribution or resale thereof in any manner which would be in violation of applicable United States securities laws; and (g) prior to any delivery of shares of Parent Common Stock in consideration of the purchase of shares of the Company Common Stock pursuant hereto, Parent will have taken all necessary corporate action to authorize for issuance and to permit it to issue such shares of Parent Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

           7. CERTAIN REPURCHASES. (a) Parent Put. At the request of Parent at any time during which the Stock Option is exercisable pursuant to Section 2 (the "Repurchase Period"), the Company (or any successor entity thereof) shall repurchase from Parent the Stock Option, or any portion thereof, for a price equal to the amount by which the "Market/Tender Offer Price" for shares of the Company Common Stock as of the date Parent gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the highest price per share of the Company Common Stock paid as of such date pursuant to any tender or exchange offer or other Acquisition Proposal and (B) the average of the closing sale prices of shares of the Company Common Stock on the Nasdaq National Market for the five trading days immediately preceding such date) exceeds the Exercise Price, multiplied by the number of shares of the Company Common


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Stock purchasable pursuant to the Stock Option (or portion thereof with respect to which Parent is exercising its rights under this Section 7)).

           (b) Payment and Redelivery of Stock Option or Shares. In the event Parent exercises its rights under this Section 7, the Company shall, within 10 business days thereafter, pay the required amount to Parent in immediately available funds and Parent shall surrender to the Company the Stock Option, and Parent shall warrant that it owns the Stock Option free and clear of all liens or other encumbrances of any kind or nature whatsoever.

           8. REGISTRATION RIGHTS. In the event that Parent shall desire to sell any of the shares of Company Common Stock purchased pursuant to the Stock Option within three years after such purchase, and such sale requires, in the opinion of counsel to Parent, which opinion shall be reasonable satisfactory to the Company and its counsel, registration of such shares under the Securities Act, Parent may, by written notice (the "Registration Notice") to the Company or any successor entity of the Company (the "Registrant"), request the Registrant to register under the Securities Act all or any part of the shares purchased pursuant to the Stock Option ("Restricted Shares") beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Parent and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group) and its affiliates from purchasing through such offering Restricted Shares representing more than 5% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Parent and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing reasonably acceptable to the Registrant (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price to be specified in such Registration Notice (the "Fair Market Value"). The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to Parent within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value of such Registrable Securities. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant and its designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

           If the Registrant does not elect to exercise its option pursuant to this Section 8 with respect to all Registrable Securities designated in the Registration Notice, it shall use its reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however,


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that (i) Parent shall not be entitled to more than an aggregate of three effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 90 days after such request in the case of clause (B) below or 120 days in the case of clause (A) and 150 days in the case of clause (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the judgment of the board of directors of the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 120 days after the filing with the SEC of the initial registration statement with respect thereto, the provisions of this Section 8 shall again be applicable to any proposed registration; provided, however, that Parent shall not be entitled to request more than two registrations pursuant to this Section 8 in any 18 month period. The Registrant shall use its reasonable best efforts to cause all Registrable Securities registered pursuant to this
Section 8 to be qualified for sale under the securities or blue-sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business, subject itself to general taxation or consent to general service of process in, any jurisdiction by reason of this provision.

           The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide the Registrant with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required by applicable law to be disclosed with respect to a registration thereunder.

           A registration effected under this Section 8 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and accountants' "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary to transactions of this type with the Manager and the other underwriters participating in such offering.


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           The registration rights set forth in this Section 8 terminate upon the registration of Registrable Securities becoming saleable pursuant to Rule 144 of the Securities Act of 1933, as amended.

           9. PROFIT LIMITATION. Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $11 million and, if it otherwise would exceed such amount Parent, at its sole election, shall either (a) deliver to the Company for cancellation shares of Company Common Stock previously purchased by Parent, (b) pay cash or other consideration to the Company or (c) undertake any combination thereof, so that Parent's Total Profit shall not exceed $11 million after taking into account the foregoing actions. As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Parent pursuant to the Company's repurchase of the Stock Option pursuant to
Section 7 hereof, (ii)(A) the net cash amounts received by Parent pursuant to the sale of Restricted Shares (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, less (B) Parent's purchase price for such shares, and (iii) the aggregate amount received by Parent from the Company pursuant to Sections 8.5(b) of the Merger Agreement.

           10. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in Company Common Stock by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, shall be adjusted appropriately.

           11. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to Parent hereunder (and any shares of Parent Common Stock delivered to the Company at a Closing) shall initially be endorsed with a legend in substantially the following form:

                      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED MARCH 5, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER HEREOF.

                      Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear such legend.

                      12. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns. Except as expressly provided in this Agreement, neither this


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           Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, except that Parent may assign its rights hereunder to any wholly-owned subsidiary of Parent. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 11.

           13. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

           14. ENTIRE AGREEMENT. This Agreement and the Merger Agreement (together with the other documents and instruments referred to in the Merger Agreement, and the exhibits and disclosure schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

           15. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

           16. NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such


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party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

           17. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied (answerback received) or, if mailed, five business days after the date of mailing, to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

          (a)       if to Parent , to:
                    Comverse Technology, Inc.
                    170 Crossways Park Drive
                    Woodbury, New York  11797
                    Attn:  Chief Financial Officer
                    Telecopy:  (516) 677-7323
                    Telephone:  (516) 677-7200

                    with copies (which shall not constitute notice) to:

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York  10153
                    Attn: Stephen M. Besen, Esq.
                    Telecopy:  (212) 310-8007
                    Telephone: (212) 310-8000

          (b)  if to the Company, to:
                    Loronix Information Systems, Inc.
                    820 Airport Road
                    Durango, Colorado  81301
                    Attn:  Chief Financial Officer
                    Telecopy: (970) 328-3383
                    Telephone:  (970) 259-6161

                    with a copy (which shall not constitute notice) to:

                    Wilson, Sonsini, Goodrich & Rosati Professional Corporation 650 Page Mill Road
                    Palo Alto, California  94304
                    Attn:  Henry P. Massey, Jr., Esq.
                    Telecopy:  (650) 493-6811
                    Telephone:  (650) 493-9300


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           18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such state.

           19. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

           20. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

           21. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

           22. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                            [signature page follows]


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           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                      LORONIX INFORMATION SYSTEMS, INC.

                                      By: /s/ David Ledwell
                                         ------------------------------
                                      Name: David Ledwell
                                      Title:


                                      COMVERSE TECHNOLOGY, INC.

                                      By: /s/ Kobi Alexander
                                         ------------------------------
                                      Name: Kobi Alexander
                                      Title:



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